UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2004

FIRST POTOMAC REALTY TRUST

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31824	37-1470730

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (301) 986-9200

Section 1 — Registrant’s Business and Operations

     Item 1.01     Entry into a Material Definitive Agreement.

     On October 22, 2004, First Potomac Realty Trust (the “Company”) entered into an Agreement of Purchase and Sale of Membership Interests and Escrow Instructions (the “Purchase Agreement”) with certain affiliates of T. Richard Butera and RIP Investments LP (collectively, the “Buyers”) to acquire the membership interests of the entities that own an aggregate portfolio of five industrial and flex buildings located in suburban Maryland totaling approximately 405,000 square feet (collectively, the “Properties”). The aggregate purchase price for the Properties will be approximately $63.0 million to be paid at closing, and consists of the assumption of approximately $37.0 million of mortgage debt on the Properties, with the remainder to be paid in cash from borrowings under the Company’s revolving credit facility. The following table sets forth certain information regarding the Properties:

		Net Rentable	Purchase Price
Property	Buildings	Square Feet	Allocation
Navistar	1	215,000	$22,000,000
Property
Frederick, MD

Metro Park	4	190,000	$41,000,000
North Property
Rockville, MD

     The purchase of the Properties under the Purchase Agreement is subject to numerous customary conditions, including lender consent to the Company’s assumption of the mortgage debt on the Properties and the satisfactory completion by the Company of a due diligence review of the Properties during its limited inspection periods. During the inspection periods, the Company has the right to terminate the Purchase Agreement for any reason or for no reason.

     The Company has committed to make a total deposit of $2.5 million for the Properties. If the Company does not elect to terminate the Purchase Agreement on or before October 29, 2004, the deposit will be credited toward the purchase price of the Properties at the time of closing. If the Company elects to terminate the Purchase Agreement after October 29, 2004, but prior to closing, the escrow agent will release the deposit to the Buyers except in the event of a failure of a condition to closing or an uncured default by a Buyer.

     During the inspection periods, the Company will have the opportunity to evaluate legal, title, survey, engineering, structural, mechanical, environmental, zoning, permit status, marketing and economic data, financial statements and information, property statements, loan documents and other documents and information related to the Properties.

     There are no material relationships between the Company and the Buyers. The Company provides no assurance that it will complete the purchase of the Properties under the Purchase Agreement.

Item 7.01.      Regulation FD Disclosure.

     On October 27, 2004, the Company issued a press release announcing (i) the completion of its acquisition of three properties for $29.3 million, (ii) its entry into material definitive agreements to acquire two additional properties for $63.0 million, as disclosed above under Item 1.01, and (iii) its agreement to sell one property for $8.5 million. A copy of the release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

     The information included under Items 7.01 and 9.01 in this Current Report on Form 8-K (including Exhibit 99.1) hereto, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01.      Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is being furnished as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release with respect to the Company’s (i) completion of its acquisition of three properties for $29.3 million, (ii) entry into material definitive agreements to acquire two additional properties for $63.0 million, and (iii) agreement to sell one property for $8.5 million, dated October 27, 2004.

2

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST POTOMAC REALTY TRUST (Registrant)
Date: October 27, 2004	By:	/s/ Barry H. Bass
		Name:	Barry H. Bass
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release with respect to the Company’s (i) completion of its acquisition of three properties for $29.3 million, (ii) entry into material definitive agreements to acquire two additional properties for $63.0 million, and (iii) agreement to sell one property for $8.5 million, dated October 27, 2004.